Exhibit 99.1

YRC WORLDWIDE ANNOUNCES LEADERSHIP CHANGE AT YRC FREIGHT

YRCW CEO James Welch to Serve as President of YRC Freight

OVERLAND PARK, Kan., September 20, 2013 – YRC Worldwide Inc. (NASDAQ: YRCW) today announced that, effective immediately, in addition to his responsibilities as Chief Executive Officer of YRCW, James Welch will assume the responsibilities as President of YRC Freight. He succeeds Jeff Rogers, who is no longer with the company. “On behalf of the entire YRCW Board of Directors, management team and entire employee base, I want to thank Jeff for his service at Holland and YRC Freight,” said Welch.

Welch has served as CEO of YRCW since July 2011 and has a history with YRCW that spans more than 30 years. He began his career at Yellow Transportation, the predecessor company of YRC Freight, where he served for 29 years, the last seven as President and CEO. During his leadership, Yellow Transportation grew from $2.5 billion in revenue to $3.5 billion.

“While the regional companies (Holland, Reddaway and New Penn) continue to provide best-in-class service and more than market competitive margins, we recognize that we have additional work to do at YRC Freight and we are committed to taking the necessary steps to move our business forward. Our first priority will be working through the recent optimization of the YRC Freight network, which was designed to enhance the consistent, reliable, quality service that our customers expect and deserve,” Welch stated.

Under Welch’s direction, YRCW has returned to its North American, less-than-truckload roots, nearly doubled its adjusted EBITDA, continued to de-risk the company’s balance sheet through letter of credit reductions, and has substantially grown into its capital structure. “From our drivers to our office personnel, I have gotten to know many of the YRC Freight team members on a personal basis through the years. I am eager to work with the team as we continue to build a company focused on safety, customer service and profitability. Now it is time to strengthen our commitment to our customers and deliver on our promise to further enhance and improve our service,” said Welch.

About YRC Freight

YRC Freight, a leading transporter of industrial, commercial and retail goods, specializes in less-than-truckload (LTL) shipping solutions for businesses. Based in Overland Park, Kan., YRC Freight provides comprehensive North American coverage and offers a broad portfolio of LTL services to bring flexibility and reliability to customers’ supply chains. For more information, visit www.yrcfreight.com.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420 sdawson@lakpr.com